Encision Launches Three New Products, Including the EM3 AEM® Monitor

BOULDER, Colo., Jan. 30, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced that it is introducing three new products, including its EM3 AEM monitor.

The EM3 AEM monitor consists of two distinct functions - Active Electrode Monitoring and End Point Monitoring. Active Electrode Monitoring is intended to control stray monopolar energy caused by insulation failure and capacitive coupling in surgical instruments on the shaft of the instrument. Clinically, controlling stray energy improves patient safety, as it prevents thermal injury to the patient during laparoscopic surgery. End Point Monitoring is intended to aid the surgeon in determining the end point of bipolar electrosurgical desiccation.

The EM3 AEM monitor includes an integrated hand control, which allows the physician to easily use both our hand and foot activated AEM instruments; an intuitive user interface to ensure quick and easy setup; improved alarm troubleshooting through its active control; and fail-safe AEM technology. In addition, the company is launching disposable fixed tip electrode and disposable suction-irrigation electrode products later this quarter, both with hand control capabilities to complement the EM3 AEM Monitor.

"We are proud to be able to provide our customers with an enhanced monitor that provides safety and ease of use, as well as new devices for surgeons who prefer to control energy through the device handle," said Fred Perner, President & CEO. "Initially, the monitor and the hand-activated electrode products will be available to a limited market, with a full rollout to all markets in the coming months."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com